EXHIBIT 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number	E-mail Address

June 23, 2021

Supernova Partners Acquisition Company, Inc.,

4301 50th Street NW

Suite 300, PMB 1044

Washington, D.C. 20016

Ladies and Gentlemen:

We have acted as counsel to Supernova Partners Acquisition Company, Inc., a Delaware corporation (the “Company”), in connection with (i) the planned transaction (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated as of March 17, 2021 (the “Merger Agreement”), by and among the Company, Orchids Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), Orchids Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub”), and OfferPad, Inc., a Delaware corporation (“Offerpad”), and (ii) the preparation of the related registration statement on Form S-4 (Registration No. 333-255079) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This opinion letter is being delivered in connection with the Registration Statement. Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Merger Agreement.

We have examined the (i) Merger Agreement, (ii) Registration Statement and (iii) the representation letters of Offerpad and the Company delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Offerpad and the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have also assumed that (i) the Business Combination will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Business Combination set forth in the Merger Agreement and the Registration Statement are true, correct and complete and will remain true, correct and complete at all times up to and including the First Effective Time and the Second Effective Time, (iii) the representations made by Offerpad and the Company in their respective Representation Letters are true, correct and complete and will remain true, correct and complete at all times up to and including the First Effective Time and Second Effective Time, and (iv) any representations made in the Merger Agreement “to the knowledge of”, or based on the belief of, First Merger Sub, Second Merger Sub, Offerpad or the Company are true, correct and complete and will remain true, correct and complete at all times up to and including the First Effective Time and the Second Effective Time, in each case without such qualification. We have also assumed that each of First Merger Sub, Second Merger Sub, Offerpad and the Company has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that under U.S. federal income tax law the Business Combination will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and we confirm that the statements made in the Registration Statement under the caption “U.S. Federal Income Tax Considerations”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences related to the holders of equity of the Company and with respect to the Business Combination.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Business Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Code, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Business Combination, the opinion expressed herein may become inapplicable.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our name therein under the caption “U.S. Federal Income Tax Considerations” and “Legal Matters.”

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP